     Filed with the Securities and Exchange Commission on August 29, 2000

                                              Registration No.: 333-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            AMERICAN SOFTWARE, INC.
               (Exact name of issuer as specified in its charter)

                   Georgia                              58-1098795
       (State or other jurisdiction         (I.R.S. Employer Identification No.)
     of incorporation or organization)

                        470 East Paces Ferry Road, N. E.
                             Atlanta, Georgia 30305
                    (Address of Principal Executive Offices)

              AMERICAN SOFTWARE, INC. INCENTIVE STOCK OPTION PLAN,
 1991 EMPLOYEE STOCK OPTION PLAN, DIRECTORS AND OFFICERS STOCK OPTION PLAN AND
               2001 STOCK OPTION PLAN (COLLECTIVELY, THE "PLANS")
                           (Full Title of the Plans)

        Agent for Service:                   With Copies to:
        Henry B. Levi, Esq.                  James C. Edenfield and
        Gambrell & Stolz, L.L.P.             Vincent C. Klinges
        Suite 4300, SunTrust Plaza           American Software, Inc.
        303 Peachtree Street, N.E.           470 East Paces Ferry Road, N.E.
        Atlanta, Georgia 30308               Atlanta, Georgia 30305

         Telephone Number of Agent for Service: 404/577-6000

                        CALCULATION OF REGISTRATION FEE
[CAPTION]

                                                                        Proposed
                                                                        Maximum
                                                        Proposed        Aggregate
                                        Amount          Maximum         Offering Price   Amount of
Title of Securities                     to be           Offering Price  of Additional    Registration
to be Registered                        Registered/1/   Per Share/2/    Shares/2/3/      Fee
-------------------------------------------------------------------------------------------------------
Class A Common Shares, Par Value $.10   5,833,583 Shs.  $4.4845         $8,969,000       $1,794
=======================================================================================================

/1/Based upon the options outstanding under the Incentive Stock Option Plan, the 1991 Employee Stock Option Plan and the Directors and Officers Stock Option Plan plus the shares authorized for issuance under the 2001 Stock Option Plan. Pursuant to General Instruction E, the registration fee is payable only with respect to the additional 2,000,000 shares registered resulting from adoption of the 2001 Stock Option Plan. The remaining shares were registered under Registration Statement Numbers 33-42017, 33-67010, 33-83396, 33-62587,
   333-14309 333-34637, 333-62529 and/or 333-86141.

/2/Based upon the average of the high and low prices of the Class A Common
   Shares reported on the Nasdaq National Market on August 25, 2000.

/3/Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

PART I.   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I, are not filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.
          ---------------------------------------

     The following documents and information previously filed with the Commission are hereby incorporated by reference:

     (a) The Registrant's Annual Report filed on Form 10-K for the fiscal year ended April 30, 2000;

     (b) The Registrant's Proxy Statement for the 2000 Annual Meeting of Shareholders;

     (c) The description of the Registrant's Common Stock to be offered hereby contained in the Registrant's Registration Statement on Form S-1 (Registration No. 2-81444) filed with the Commission on January 21, 1983, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.   Description of Securities.
          -------------------------

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

     The firm of Gambrell & Stolz, L.L.P., Atlanta, Georgia, is general counsel to the Registrant. As of August 23, 2000, lawyers associated with that firm owned or had options to purchase 66,000 Class A Common Shares of the Registrant. David H. Gambrell and James R. McGuone, partners in that firm, are a Director of the Registrant and the Secretary of the Registrant, respectively.

Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

     O.C.G.A. Section 14-2-851 authorizes a corporation to indemnify a director against liability incurred in a proceeding if the director acted in good faith and reasonably believed that, in the case of conduct in his or her official capacity, that such conduct was in the best interest of the corporation or, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of a criminal proceeding, that the director had no reasonable cause to believe such conduct was unlawful.

     O.C.G.A. Section 14-2-857 authorizes a corporation to indemnify an officer to the same extent as a director and, if the officer is not also a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for liability arising out of appropriation of any business opportunity of the company, acts or omissions involving intentional misconduct or a knowing violation of the law, liabilities arising from unlawful distributions, or receipt of an improper personal benefit.

     Article IV, Section 11 of the Registrant's Bylaws and Article VII of the Registrant's Articles of Incorporation provide for indemnification of its directors, officers, agents and employees, to the extent permissible under Georgia law, including liabilities that may arise under the Securities Act of 1933. In addition, the Registrant has entered into indemnification agreements with its directors and has purchased directors and officers insurance.

Item 7.   Exemption from Registration Claimed.
          -----------------------------------

     Not applicable.

Item 8.   Exhibits.
          --------

Exhibit Number      Description
--------------      -----------

     4.1      2001 Stock Option Plan (Effective September 1, 2000).

     5.1      Opinion of Counsel regarding legality

    23.1      Independent Auditors' Consent

    23.2      Consent of Counsel (included in Exhibit 5.1)

    24.1      Power of Attorney (included on page 6)

Item 9.   Undertakings.
          -------------

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  The Registrant. Pursuant to the requirements of the Securities Act of 1933,
  --------------
the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Atlanta, State of Georgia, on August 24, 2000.

                         AMERICAN SOFTWARE, INC.

                         By: /s/ James C. Edenfield
                            ---------------------------------------
                             James C. Edenfield, President and
                             Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Edenfield and Vincent C. Klinges, or either of them, his attorney-in-fact, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                             Capacity                       Date

/s/ James C. Edenfield      President, Chief Executive      August 24, 2000
------------------------    Officer and Director
James C. Edenfield

/s/ Thomas L. Newberry      Chairman of the Board of        August 24, 2000
------------------------    Directors
Thomas L. Newberry

/s/ David H. Gambrell       Director                        August 24, 2000
------------------------
David H. Gambrell

/s/ Thomas R. Williams      Director                        August 24, 2000
------------------------
Thomas R. Williams

/s/ Vincent C. Klinges      Chief Financial Officer         August 24, 2000
------------------------
Vincent C. Klinges

                            EXHIBIT INDEX


Exhibit No.              Description of Exhibits                       Page
-----------              -----------------------                       ----

 4.1                     2001 Stock Option Plan (Effective               8
                         September 1, 2000).

 5.1                     Opinion of Counsel regarding legality          20

 23.1                    Independent Auditors' Consent                  22

 24.1                    Power of Attorney                               6